EXHIBIT 21

ALPHARMA INC.

Subsidiaries of the Registrant
Name	Jurisdiction where Organized

United States:
Alpharma Operating Corporation	Delaware
Alpharma Pharmaceuticals LLC	Delaware
Alpharma (Bermuda) Inc.	Delaware
Alpharma Euro Holdings Inc.	Delaware
Foreign:
Alpharma ApS	Denmark
Alpharma AS	Norway
Alpharma Bermuda G.P.	Bermuda
Alpharma (Belgium) B.V.B.A.	Belgium
Alpharma Fine Chemicals, Kft.	Hungary
Alpha-Lux Investments S.àr.l.	Luxembourg
Alpharma (Luxembourg) S.àr.l.	Luxembourg
Alpharma International (Luxembourg) S.àr.l.	Luxembourg
Alpharma Ireland Limited	Ireland